EXHIBIT 99.2

Tri-Tech Holding Inc. Announces Divestiture of Beijing Hua Xia Yuan Jie Water Tech Co., Ltd.

Beijing, China – April 21, 2014 /PRNewswire-CMV/ – Tri-Tech Holding Inc. (OTC: TRITF), which provides turn-key water resources management, water and wastewater treatment, industrial safety and pollution control solutions, announced today that, the Company’s Board of Directors has approved the divestiture of Beijing Huan Xia Yuan Jie Water Tech Co., Ltd. (“Yuan Jie”) by selling the Company’s 51% interest in Yuan Jie to the minority owner of Yuan Jie.

For its 51% holdings, the Company is expected to receive total compensation of approximately RMB 10 million, including approximately RMB 2 million in cash from the minority owner of Yuan Jie and repayment of a loan and related interests of approximately RMB 8.1 million to the minority owner.

Peter Dong, Executive Director and CFO of the Company, commented that, “The Company engaged an independent expert to determine the fair value of Yuan Jie based upon the financial analysis and possible projections of future business of Yuan Jie. We expect the divestiture to help the Company to further improve its cash position as well as debt ratio.”

About Tri-Tech Holding Inc.

Tri-Tech is an innovative provider of consulting, engineering, procurement, construction and technical services. The Company supports government, state owned entities and commercial clients by providing efficiency oriented solutions focused on treatment of water and waste water, management of water resources and water-efficient irrigation, as well as industrial emission and safety controls. With software copyrights, product patents, and capable employees in China, the U.S. and India, Tri-Tech’s capabilities span the cycle of innovation. Please visit www.tri-tech.cn for more information.

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This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact us at:

Tri-Tech Holding Inc.

www.tri-tech.cn IR Department +86 10 57323666 ir@tri-tech.cn